Mitek Announces Receipt of Notice from Nasdaq

SAN DIEGO, CA, February 13, 2024 - Mitek Systems, Inc. (Nasdaq: MITK, www.miteksystems.com, “Mitek” or the “Company”), a global leader in digital identity and fraud prevention, today reported that it received an Additional Staff Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”), as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2023 (the "Form 10-Q") in a timely manner, which serves as an additional basis for delisting the Company's securities from Nasdaq. The Company remains delinquent in filing its Form 10-K for the year ended September 30, 2023 (the "Form 10-K"). The Rule requires listed companies to timely file all required periodic reports with the Securities and Exchange Commission (the “SEC”). The Company previously reported in Forms 12b-25 filed with the SEC on December 15, 2023 and February 9, 2024, that the Company was unable to file the Form 10-K and Form 10-Q within the prescribed time period without unreasonable effort or expense.
As previously reported, the Company is subject to a Mandatory Panel Monitor for a period of one year, or until November 6, 2024, which requires the Staff to promptly issue a delisting determination in the event that the Company fails to maintain compliance with the Rule. As previously disclosed on December 18, 2023, the Company intended to appeal a determination by the Nasdaq Listing Qualifications Department to delist the Company’s securities due to the Company’s failure to timely file the Form 10-K with the SEC. On December 26, 2023, the Company timely requested a hearing before the Nasdaq Hearings Panel (the "Panel") and requested that the automatic stay of suspension be extended through the completion of the hearings process and the expiration of any additional extension period granted by the Panel following the hearing. The hearing is scheduled for March 19, 2024 and the request for the automatic stay of suspension was granted.
In response to the Staff Determination, the Company intends to file the Form 10-K and Form 10-Q as promptly as possible in order to regain compliance with the Rule.

About Mitek Systems, Inc.

Mitek (NASDAQ: MITK) is a global leader in digital access, founded to bridge the physical and digital worlds. Mitek’s advanced identity verification technologies and global platform make digital access faster and more secure than ever, providing companies with new levels of control, deployment ease and operation, while protecting the entire customer journey. Trusted by 99% of U.S. banks for mobile check deposits and 7,900 of the world’s largest organizations, Mitek helps companies reduce risk and meet regulatory requirements. Learn more at www.miteksystems.com.

Follow Mitek on LinkedIn, Twitter and YouTube, and read Mitek’s latest blog posts here.

Notice Regarding Forward-Looking Statements

Statements contained in this news release relating to the Company or its management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company or its management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company's listing status and the Company’s filing of its Annual Report on Form 10-K for the period ended September 30, 2023 and its Quarterly Report Form 10-Q for the period ended December 31, 2023 constitute forward looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to the Company’s ability to withstand negative conditions in the global economy, a lack of demand for or market acceptance of the Company’s products, the impact of the Company’s acquisition of HooYu Ltd. including any operational or cultural difficulties associated with the integration of the businesses of Mitek and HooYu Ltd., the Company’s ability to continue to develop, produce and introduce innovative new products in a timely manner, the Company’s ability to capitalize on a growing market, quarterly variations in revenue, the profitability of certain sectors of the Company, the performance of the Company’s growth initiatives, the outcome of any pending or threatened litigation, and the timing of the implementation and launch of the Company’s products by the Company’s signed customers.

Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on July 31, 2023 and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:
Todd Kehrli or Jim Byers
MKR Investor Relations, Inc.
mitk@mkr-group.com